Exhibit 10.24

Property Management Agreement

Tuesday, October 22, 2019

Generation Income Properties Inc.

Attn: David Sobelman

401 E. Jackson St.

Suite 3300

Tampa, FL 33602

Mr. David Sobelman:

We are pleased to confirm the arrangements (this “Agreement”) under which 3 Properties LLC, (“Agent”) will act as the property manager for Generation Income Properties Inc., and its affiliates listed in Exhibit B (“Owner”) and the properties listed in Exhibit B (attached hereto) and their corresponding entities (each a “Property” and together the “Properties”) as of October 01, 2019 (the “Effective Date”) upon the terms and in consideration of the mutual covenants herein set forth:

1.	Term and Termination:

a)

This Agreement is for a minimum of one (1) year commencing on the Effective Date and thereafter this Agreement shall automatically renew on each anniversary of the Effective Date, unless terminated in writing delivered by either party hereto to the other party hereto at least 60 days in advance of the applicable anniversary of the Effective Date (the “Term”).

b)

Either party may terminate this Agreement upon 90 days written notice to the other party with or without “cause;” upon termination of this Agreement the Owner shall pay to the Agent any amounts earned but unpaid for Services performed on or before the date of such termination. For purposes of this Agreement “cause” shall mean: (i) the Agent’s conviction, pleading guilty or no contest with respect to a felony; (ii) the Agent’s engagement in misconduct that is materially detrimental to the Owner’s reputation or business; or (iii) the Agent’s material breach of this Agreement, in each case, as determined by a final, non-appealable judicial decision.

c)

In the event of termination of this Agreement, the parties shall account to each other with respect to all matters outstanding as of the date of termination. The Owner shall furnish the Agent with a release of liability or a hold harmless agreement for and against any outstanding obligations or liabilities which the Agent may have incurred on behalf of the Owner under this Agreement

2.	Compensation: During the Term, Agent shall receive from Owner the following compensation:

a)

The asset management fee shall be 1.75% of gross monthly rents received from the Properties listed in Exhibit B (the “Management Fee”). Properties listed in Exhibit B may be amended from time to time in the event of a sale of Property or purchase of new property. Management Fee and any additional amounts based upon fees and reimbursements shall be payable monthly in arrears, within five (5) calendar days following the last day of each calendar month. The Management Fee will be based on the gross rent received (excluding reimbursements for direct expenses) on the date billed. Agent shall be responsible for the management of projects for the improvement, repair, legal compliance and alteration of the Properties and Agent shall charge $125.00 per hour for work performed (i) outside Agents scope of “Services” including overseeing work performed by Agent’s outside agents and building technicians; or (ii) where the cost of a project is greater than $5,000.00 (to cover additional time and effort by Agent engaging or supervising vendors and coordinating repair schedules with tenant schedules).

b)

Final payment of third party expenses by Owner shall relieve Agent of responsibility for faulty, defective, or recalled materials or workmanship, provided that Agent’s vendors hold commercial insurance at a sufficient amount to protect both Agent and Owner. If requested by Owner, Agent shall furnish in connection with each request or invoice for payment statutory unconditional lien waiver and release forms executed and notarized by vendors performing such work and all other individuals and entities which may have lien rights. Any payment made under this Agreement shall not be construed as evidence of acceptance of any part of the Services.

3.	Scope of Work: Agent will provide the Services as outlined in Exhibit A and in the manner set forth in this Section 3 (the “Services”).

a)

Agent acknowledges and agrees that the terms and conditions of this Agreement will govern in all respects the Services provided by Agent, regardless of any contrary or competing terms or conditions contained in any proposal or other form provided by Agent, any subcontractor, or any other party relating to the Services to the extent they are inconsistent with any provision of this Agreement or limit the scope of any indemnity or other liability of Agent. The inclusion by reference in this Agreement of any proposal, order, invoice, request for proposal, or other document provided or prepared by Agent or any subcontractor is merely for convenience of identification of the scope of services or materials provided and any and all other such terms and conditions are expressly not incorporated nor valid for any purpose to the extent they contradict this Agreement. Without limiting the foregoing, this provision shall not pertain to any insurance policy, certificate, or other document required in connection with Agent’s indemnity obligations herein.

b)

The Agent, in accepting the management of the Properties, will perform his/her/its duties as herein provided, using his/her/its commercially reasonable judgment, efforts and ability relative to the following and/or the Services described in Exhibit A, for and on behalf of the Owner and at Owner’s sole expense. Owner acknowledges that the “Services” do not include collection of rent or payment of invoices relating to the Properties or the actual providing of physical maintenance and repair work at the Properties.

c)

Agent shall be free of responsibility for any delays, in the event Owner notifies Agent in writing that it is necessary, in the judgment of Owner, that Agent delays its work in connection to any repair or maintenance of Property being managed by Agent.

d)

Agent may designate an agent representative for the Property, and may change the identity of the agent representative at any time. Agent representative may assist Agent in coordinating the functions and services of Agent hereunder, and shall perform certain Agent functions and services required to be performed by Agent hereunder. Agent representative shall be an agent of Agent. Notwithstanding the foregoing, all obligations of Agent representative hereunder shall be obligations of Agent hereunder.

e)	Any changes or modifications regarding the Services or compensation must be in writing and approved by the Owner in writing before additional items are supplied.

4.

Expenses: Except under circumstances defined in Section 5, the Agent shall not incur any single expense in connection to any repair, alteration, decoration cost, purchase or replacement of equipment or chattels and/or the engagement of any service providers which may include but not be limited to attorneys, accountants, insurance servicers or other third-party contractors in excess of $500.00, without the prior written consent of the Owner.

5.

Emergency Authority: It is expressly agreed that notwithstanding anything herein contained to the contrary, whenever Agent is required to obtain the written consent of Owner prior to the taking of any action under the terms of this Agreement, Agent may act, at Owner’s expense, without obtaining the written consent of Owner if an emergency exists such that under the circumstances a delay in Agent’s action would be imprudent and not in the best interests of Owner. In any such situation, Agent shall notify Owner as soon as reasonably practicable (initially, such notice to Owner shall be by telephone and email, and provide Owner with an explanation of such emergency and any action taken on the part of Agent in response to such Emergency in reasonable detail. The consent of Owner shall be confirmed as soon as reasonably practicable. Any cost incurred by Agent in connection to this Section 5 shall be paid for by Owner, whether or not covered by insurance, within ten (10) calendar days of billing.

6.

Records: The Agent agrees at all times to keep and maintain, in accordance with customary business practices, suitable records and receipts pertaining to the supervision, management, care and operation of the Properties in connection with the Services, including all correspondence and data pertaining to, or in any matter related to the Properties, and to permit Owner to inspect said records and other matters and to make copies or extracts therefrom, during the Term and within one (1) year of the expiration or termination of this Agreement.

7.

Quarterly Status Reports: Owner and Agent shall each, on a quarterly basis, review the status of the Properties including any Properties in need of Owner’s attention, by way of email/ letter/ phone/ photos, as reasonably agreed upon by the parties. Owner shall be consulted on a regular basis as to any major deficiencies (e.g., expenses in excess of $500.00).

8.	Insurance and Indemnity:

a)

Owner shall carry, at its expense, commercial liability insurance and worker’s compensation insurance (if Owner has employees) to protect the interests of Owner and Agent, who shall be named as an additional insured, under this agreement. Owner shall provide Agent with a certificate of insurance evidencing such coverage. The commercial liability insurance coverage shall have minimum limits of $2,000,000 including premises/operations, products/completed operations, independent contractors, advertising liability, personal injury liability and contractual liability. All such insurance shall be primary, except with respect to the Agent’s breach of this Agreement or its gross negligence or willful misconduct, in which event Agent’s insurance shall be primary.

b)

Agent represents and warrants to Owner that Agent will maintain at all times during the Agreement general liability insurance insuring Agent and Owner in the amount of at least $1,000,000 against any claim or liability from third parties arising out of Agent’s acts or omissions under this Agreement. Agent shall name Owner as additional insured on Agent’s insurance policy and provide Owner annually with a certificate of insurance and a copy of the endorsement showing that Agent’s insurance policy has been modified to add Owner as additional insured in accordance with Appendix A (attached).

c)

Agent agrees to indemnify, defend, and hold Owner harmless from and against any and all liability, loss, cost, damage or expense imposed upon or asserted against Owner (except to the extent covered by Agent’s or Owner’s insurance or required to be carried by Owner hereunder) arising from Agent’s willful material breach of this Agreement or its gross negligence or willful misconduct; provided, however, that in no event shall the indemnity provided under this Section extend to any Loss if and to the extent the same is caused by the gross negligence or willful misconduct of Owner or its agents or employees. If any person or entity makes a claim or institutes a suit against Owner on a matter for which Owner claims the benefit of the foregoing indemnification, then: (a) Owner shall give Agent prompt notice (no more than 3 business days) thereof in writing; (b) Agent may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to Owner; (c) neither Owner nor Agent shall settle any claim without the other’s written consent; and (d) this subsection shall not be so construed as to release Owner or Agent from any liability to the other for a willful breach of any of the covenants agreed to be performed under the terms of this Agreement.

d)

Owner agrees to indemnify, defend, and hold Agent harmless from and against any and all liability, loss, cost, damage or expense (except to the extent covered by insurance carried by Agent or Owner or required to be carried by Agent hereunder) imposed upon or asserted against Agent related to or in connection with the Properties, except as may be due to Agent’s breach of this Agreement or its gross negligence or willful misconduct. If any person or entity makes a claim or institutes a suit against Agent on a matter for which Agent claims the benefit of the foregoing indemnification, then: (a) Agent shall give Owner prompt notice thereof in writing; (b) Owner may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to Agent; (c) neither Agent nor Owner shall settle any claim without the other’s written consent; and (d) this subsection shall not be so construed as to release Owner or Agent from any liability to the other for a willful breach of any of the covenants agreed to be performed under the terms of this Agreement.

9.	Time of Essence: The parties agree that time is of the essence with respect to the deadlines set forth in, and the term of, this Agreement.

10.

Liens: This Agreement shall not create an interest in real property and it shall not be recorded in the public records of any jurisdiction. Notwithstanding anything to the contrary contained herein, Agent shall not be entitled to place, file, or record a lien upon the Properties on account of any sums alleged to be due and payable to Agent.

11.

Attorney Fees: If Owner or Agent initiates a litigation, arbitration, mediation or similar proceeding to decide an issue relating to the performance or implementation of this Agreement, the losing party shall be liable to the prevailing party for reasonable attorneys’ fees and costs of suit. The attorneys’ fee award shall not necessarily be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all reasonable attorneys’ fees reasonably incurred in good faith. The unenforceability, invalidity or illegality of any provision of this Agreement shall not render the other provisions hereof unenforceable, invalid or illegal.

12.

Severability: If any provision of this Agreement is held to be unenforceable by a court or arbitrator, the remaining provisions shall remain valid, binding and in full force to the maximum extent possible. If a court determines that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unenforceable.

13.	Notices: All notices and other communications required by this Agreement must be in writing.

Notice to the Owner shall be sent to:

Generation Income Properties Inc.

Attn: David Sobelman

401 E. Jackson St.

Suite 3300

Tampa, FL 33602

Email: ds@gipreit.com

Notice to the Agent shall be sent to:

3 Properties LLC

Attn: Asset Management

401 East Jackson Street, Suite 3300

Tampa, FL 33602

Email: nshaffer@3-properties.com

Notices delivered by hand, facsimile, or electronic mail shall be deemed received on the date delivered; notices delivered by certified or registered mail, return receipt requested, shall be deemed received on the date received.

14.	Governing Law: This Agreement shall be governed by the laws of the State of Florida.

15.

Force Majeure: Notwithstanding anything to the contrary contained in this Agreement, in the event that Agent or Owner shall be delayed or hindered in or prevented from the performance of any act required under this Agreement (other than the payment of any monetary obligation) by reason of Force Majeure, then the performance of such act shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. A Force Majeure delay shall be deemed to exist only if Owner or Agent, as the case may be, notifies the other party of such delay in writing with reasonable promptness, together with an explanation of the nature or cause of the delay; provided, however, that any delay in so notifying the other party of any event of Force Majeure shall not negate such event of Force Majeure but shall shorten the period thereof to the extent that such other party was prejudiced by the delay in giving such notice.

16.

Taxes: The Owner shall not make any deduction with respect to the Agent or the Agent’s agents or employees for any payroll taxes, contributions for unemployment or workers’ compensation insurance, or old age pensions, annuities or other benefits which are customarily measured by wages, salaries or other compensation paid to an employee. The Agent understands and agrees that the Agent shall be solely responsible for paying, according to law, all applicable federal, state and local income and withholding tax obligations or contributions imposed by Social Security, unemployment insurance or workers’ compensation insurance in connection with this Agreement on behalf of the Agent or the Agent’s agents or employees, if any.

17.

Independent Contractor Relationship: The Agent shall at all times be acting and performing as an independent contractor to the Owner and nothing contained herein shall cause the relationship between the parties to this Agreement (or their respective employees, agents, or principals, as applicable) to be that of employer and employee. The Agent shall not have the right or authority to obligate or bind the Owner to any contract, obligation, responsibility or undertaking whatsoever, and the Agent shall make no representation or warranty, oral or written, express or implied, to that effect.

18.

Binding Effect: Nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than as expressly provided herein and the permitted successors and assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

19.

Entire Agreement: This Agreement (together with all attachments and appendices) represents the entire understanding and agreement among the parties, and supersedes all prior negotiations, representations and agreements, whether written or oral, with respect to the subject matter hereof or thereof. This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto.

20.

Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. Signatures transmitted via facsimile, or PDF format through email, shall be considered authentic and binding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

AGENT		OWNER

By:	David Sobelman	By:	David Sobelman

Signature:	/s/ David Sobelman	Signature:	/s/ David Sobelman

Title:	President	Title:	Owner

Exhibit A

Asset Management Services (the “Services”)

1.	Review leases in connection to all Properties and provide Owner with lease abstracts within 30 days following the Effective Date of the Agreement.

2.	Generate quarterly summary of activities related to each Property.

3.

Provide tenant relations and maintain a communication system in which representatives from Owner, tenants, representatives of Owner and/or government officials can use to contact Agent on a regular basis and in case of emergencies. Submit invoices for property taxes and insurance to Owner for payment. Submit proof of payment to tenant for reimbursement and perform all reconciliations as necessary.

4.

Source and solicit as necessary, service providers (attorney’s accountants, lenders, brokers etc.) as well as vendors for maintenance and repairs in connection to Properties. As applicable, submit proposals and bids to Owner for approval.

5.	Management of work projects for the improvement, repair, legal compliance and alteration of any Property subject to Section 2(b) of this Agreement.

6.	Annual inspection of building exterior, lighting, signage, refuse enclosure, and common area of Properties. Annual inspection of the roof. Verbal communication with tenants is expected during visits.

a.	Minimum of 1 visit per annum including (1) Lighting Inspection, (1) HVAC inspection, and (1) roof inspection.

7.	Submit written property status report with photos of the Properties on an annual basis, including but not limited to, the following issues when applicable:

a.	Tenant concerns

b.	Overall Properties condition (i.e. update on recent repairs, assessment of vendor work)

c.	Recommendations for improvement of facility, landscaping, and/or tenant and vendor relations.

Exhibit B

“Properties”

Tenant	Street Address	Current Rent	City	State	Zip Code
Walgreens Inc.	1106 Clearlake Rd.	$313,480.20	Cocoa	FL	32922

“Properties”

Entity Names

Walgreens Boot Alliance – GIPFL JV 1106 Clearlake, LLC.

Appendix A

SPECIFIC VENDOR INSURANCE REQUIREMENTS

All coverage must be placed with a BEST’S “A” RATED CARRIER, any lower rating will not be accepted

General Liability	$1,000,000	Combined Single Limit per occurrence (Contractual Liab., Fire & Water Legal Liab., and Cross Liab. & Severability of Interest clause) Note: may be in combination with umbrella or excess policy.
Workers Compensation	$1,000,000	Statutory limits set forth by the law of the State of Florida
Umbrella or Excess Liability

SPECIFIC ENDORSEMENTS REQUIRED

1)	Additional Insured Endorsement “HARD COPY” must be attached to certificate naming the following Additional Insured as respects to General liability:

*Additional Insured:   3 Properties, LLC

*Certificate Holder:    3 Properties, LLC

Attn: Asset Management

401 East Jackson Street, Suite 3300

Tampa, FL 33602

1.	Primary Wording Clauses stating Additional Insured(s) insurance is non-contributing with any other insurance

OR

the following statement may be provided: It is further agreed that such insurance as is afforded by this policy for the benefit of the additional insured(s) shown above shall be primary insurance, but only as respects any claims, loss or liability arising out of the operations of the named insured or from occupancy, maintenance or use of the premises by the named insured and any insurance maintained by the additional insured(s) shall be non-contributing.

2.	30-day Notice of Cancellation:

3.	Waiver of Subrogation on Workers Compensation AND Waiver of Subrogation on General Liability

OR

the following statement may be provided: WAIVER OF RIGHTS OF RECOVERY - The carrier will not apply the Recovering Damages from a Third Party rule when a contract specifies that the carrier waive their subrogation rights. The carrier will only waive their subrogation rights PRIOR to the occupancy or the actual loss or damage.

4.

NOTE to UNDERWRITER: If waiver(s) is not able to be provided immediately, please send a memo stating that waiver will follow upon approval and completion, OR have carrier provide a statement that they cannot comply with this request.)

_______________________________

A.	PLEASE EMAIL A COPY OF THE CERTIFICATE & ENDORSEMENT TO:

Noah Shaffer

nshaffer@3-properties.com

B.	PLEASE MAIL THE ORIGINAL CERTIFICATE & ENDORSEMENT TO:

3 PROPERTIES, LLC

Attn: Asset Management

401 East Jackson Street, Suite 3300

Tampa, FL 33602

INVOICE PROCEDURE

A.	All vendors must submit W-9 and insurance.

B.

Monthly Service Invoice. Submit your monthly invoice by the 10th day of every month as stated on the vendor agreement “Conditions to Payment”. Payment will be processed before the end of the service month. Please allow up to 2 weeks for payment to arrive after it has been processed.

C.	Repair and/or Maintenance Invoice. Invoice shall be submitted after the project has been completed.

D.	Before and After pictures of project should be included with Invoice.

E.	Bill to:

3 Properties, LLC

Attn: Asset Management

401 East Jackson Street, Suite 3300

(813) 448-1234 Phone